Ally Financial Declares Dividends on Preferred Stock

DETROIT (April 18, 2013) – The Ally Financial Inc. (Ally) board of directors has declared quarterly dividend payments for certain outstanding preferred stock. Each of these dividends were declared by the board of directors on April 11, 2013, and are payable on May 15, 2013.

A quarterly dividend payment was declared on Ally's Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2, of approximately $134 million, or $1.125 per share, and is payable to the U.S. Department of the Treasury. A quarterly dividend payment was also declared on Ally's Fixed Rate Cumulative Perpetual Preferred Stock, Series G, of approximately $45 million, or $17.50 per share, and is payable to shareholders of record as of May 1, 2013. Additionally, a dividend payment was declared on Ally's Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A, of approximately $22 million, or $0.53 per share, and is payable to shareholders of record as of May 1, 2013.

Including the aforementioned dividend payments on the Series F-2 Preferred Stock, Ally will have paid a total of approximately $6 billion to the U.S. Treasury since February 2009. This amount includes preferred stock dividends, interest payments and proceeds received by the U.S. Treasury in its sale of Ally trust preferred securities.

About Ally Financial

Ally Financial Inc. is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Commercial Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $182.4 billion in assets as of Dec. 31, 2012, Ally operates as a bank holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Contact:
Gina Proia
646-781-2692
gina.proia@ally.com